Exhibit 14(g)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Harvest Capital Credit Corporation

We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Harvest Capital Credit Corporation and its subsidiaries as of December 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012, and 2011, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended December 31, 2018, 2017, 2016, 2015, 2014, 2013, and 2012, and for the period from September 6, 2011 (commencement of operations) through December 31, 2011 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the Senior Securities of Harvest Capital Credit Corporation and its subsidiaries (“HCAP”) for the years ended December 31, 2018, 2017, 2016, 2015, 2014, 2013, and 2012, and for the period from September 6, 2011 (commencement of operations) through December 31, 2011 appearing on page 139 of this Registration Statement on Form N-14, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
April 16, 2021